Exhibit 99.g(iii)

MASTER CUSTODIAN AGREEMENT

This Agreement is made as of May 1, 2007 by and between each management investment company identified on Appendix A hereto, each such investment company acting on its own behalf separately from all of the other investment companies and not jointly or jointly and severally with any of the other investment companies (each such investment company and each management investment company made subject to this Agreement in accordance with Section 21.5 below, shall hereinafter be referred to as a “Fund”), and STATE STREET BANK and TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, each Fund is authorized to issue shares of beneficial interest in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets, as more particularly identified on Appendix A hereto (each such series and each series made subject to this Agreement in accordance with Section 21.6 below shall hereinafter be referred to as a “Portfolio” with respect to that Fund);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.	EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT

Each Fund hereby employs the Custodian as a custodian of assets of the Portfolios, including securities which the Fund, on behalf of the applicable Portfolio, desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”).  Each Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian all securities and cash of the Portfolios (other than any securities or cash of the Portfolios held by a futures commission merchant or commodity clearing organization pursuant to Rule 17f-6 under the Investment Company Act of 1940, as amended (the “1940 Act”)), and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Portfolio(s) from time to time, and the cash consideration received by it for such Shares as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio held or received by the Portfolio but not delivered to the Custodian or which is delivered out in accordance with Proper Instructions or Special Instructions (as such terms are defined in Section 7 hereof).  With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(1) of the 1940 Act) (hereinafter sometimes referred to as the “Underlying Portfolios”), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions, the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of the applicable Fund (the “Board”) on behalf of the applicable Portfolio(s).  The Custodian may place and maintain each Fund’s foreign securities with Eligible Foreign Custodians employed by the Custodian and/or Foreign Securities Systems, all as designated in Schedules A and B hereto, but only in accordance with the applicable provisions of Sections 3 and 4 hereof.

SECTION 2.	DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS TO BE HELD IN THE UNITED STATES

SECTION 2.1                             HOLDING SECURITIES.  The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property, to be held by it in the United States, including all domestic securities owned by such Portfolio other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by each Portfolio which are maintained pursuant to Section 2.12 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

SECTION 2.2                             DELIVERY OF SECURITIES.  The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian, whether held by the Custodian in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)                                     Upon sale of such securities for the account of the Portfolio and receipt of payment therefor;

2)                                     Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolio;

3)                                     In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.10 hereof;

4)                                     To the depository agent in connection with tender or other similar offers for securities of the Portfolio;

5)                                     To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)                                     To the issuer thereof, or its agent, for transfer into the name of the Portfolio or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

7)                                     Upon the sale of such securities for the account of the Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own bad faith, negligence or willful misconduct;

8)                                      For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)                                      In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10)                                For delivery in connection with any loans of securities made by the Portfolio, but only (a) against receipt of collateral as agreed from time to time by the Fund on behalf of the Portfolio, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Portfolio prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may but need not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund;

11)                                For delivery as security in connection with any borrowing by a Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;

12)                                For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer that is both registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a member of The National Association of Securities Dealers, Inc. (the “NASD”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund on behalf of a Portfolio;

13)                                For delivery in accordance with the provisions of any agreement among a Fund on behalf of the Portfolio, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (the “CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund on behalf of a Portfolio;

14)                                Upon the sale or other delivery of such investments including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by the Fund, and communicated to the Custodian from time to time via a writing duly executed by an authorized officer of the Fund, for the purpose of engaging in repurchase agreement transactions(s), (each a “Repo Custodian”), and prior to receipt of payment therefor, as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.7(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the Portfolio to be delivered and (b) the person(s) to whom delivery of such securities shall be made;

15)                                Upon receipt of instructions from the Fund or the Fund’s transfer agent (the “Transfer Agent”) for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus and statement of additional information of the Fund related to the Portfolio (the “Prospectus”), in satisfaction of requests by holders of Shares for repurchase or redemption;

16)                                In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.12 hereof;

17)                                For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio; and

18)                                For any other purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the applicable Portfolio specifying (a) the securities of the Portfolio to be delivered and (b) the person or persons to whom delivery of such securities shall be made.

SECTION 2.3                             REGISTRATION OF SECURITIES.  Domestic securities held by the Custodian (other than bearer securities) shall be registered by the Custodian in the name of the Portfolio or in the name of any nominee of a Fund on behalf of the Portfolio or in the name of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered management investment companies having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.9 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1.  Any domestic securities held in “street name” or nominee name of the Custodian, any agent of the Custodian, or a sub-custodian will not be held in the same “street name” or nominee name as any securities in which the Custodian, agent, sub-custodian, or any of their affiliates have a beneficial interest.  All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form.  If, however, a Fund directs the Custodian to maintain securities in “street name”, the Custodian shall utilize its best efforts only to timely collect income due the Fund on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

SECTION 2.4                             BANK ACCOUNTS.  The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of each Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act.  Cash held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its reasonable discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited therewith shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board.  Such cash shall be deposited by the Custodian only in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

SECTION 2.5                             AVAILABILITY OF FEDERAL FUNDS.  Upon mutual agreement between a Fund on behalf of each applicable Portfolio and the Custodian, the Custodian shall, upon the receipt of Proper Instructions from the Fund on behalf of a Portfolio, make federal funds available to such Portfolio as of specified times agreed upon from time to time by the Fund and the Custodian in the amount of checks received in payment for Shares of such Portfolio which are deposited into the Portfolio’s account.

SECTION 2.6                             COLLECTION OF INCOME.  Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent and shall credit such income, as collected, to such Portfolio’s custodian account.  Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder.  Income due each Portfolio on securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the applicable Fund.  The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.

SECTION 2.7                             PAYMENT OF FUND MONIES.  Upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only:

1)                                      Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or, subject to Section 2.9 hereof, any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose in accordance with the provisions of this Agreement) registered in the name of the Portfolio or in the name of a nominee of the Custodian permitted by Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.10 hereof; (c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2.12 hereof; (d) in the case of repurchase agreements entered into between the applicable Fund on behalf of a Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio; or (e) for transfer to a time deposit account of the Portfolio in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund;

2)                                      In connection with conversion, exchange or surrender of securities owned by the Portfolio as set forth in Section 2.2 hereof;

3)                                      For the redemption or repurchase of Shares issued as set forth in Section 6 hereof;

4)                                      For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio:  interest, taxes, management, accounting, auditing, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)                                      For the payment of any dividends on Shares declared pursuant to the Fund’s articles of incorporation or organization and by-laws or agreement or declaration of trust, as applicable, and Prospectus (collectively, “Governing Documents”);

6)                                      For payment of the amount of dividends received in respect of securities sold short;

7)                                      Upon the purchase of domestic investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), and prior to receipt of such investments, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(14), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made;

8)                                      For payment as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio; and

9)                                      For any other purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the Portfolio specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

SECTION 2.8.                          LIABILITY FOR PAYMENT IN ADVANCE OF RECEIPT OF SECURITIES PURCHASED Except as specifically stated otherwise in this Agreement, in any and every case where payment for purchase of domestic securities for the account of a Portfolio is made by the Custodian in advance of receipt of the securities purchased, in the absence of specific written instructions from the Fund on behalf of such Portfolio to so pay in advance, the Custodian shall be absolutely liable to the Fund for such payment.

SECTION 2.9                             APPOINTMENT OF AGENTS.  The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.   No Underlying Transfer Agent (to the extent the Underlying Transfer Agent is acting in such capacity and not in some other capacity) shall be deemed an agent or sub-custodian of the Custodian for purposes of this Section 2.9 or any other provision of this Agreement.

SECTION 2.10                       DEPOSIT OF FUND ASSETS IN U.S. SECURITIES SYSTEMS.  The Custodian may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

SECTION 2.11                       SEGREGATED ACCOUNT.  The Custodian shall upon receipt of Proper Instructions on behalf of each applicable Portfolio establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.10 hereof, (a) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (b) for purposes of segregating cash or government securities in connection with derivatives transactions entered into by a Portfolio, options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio, (c) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the U.S. Securities and Exchange Commission (the “SEC”), or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (d) for any other purpose in accordance with Proper Instructions.

SECTION 2.12                       DEPOSIT OF FUND ASSETS WITH THE UNDERLYING TRANSFER AGENT.  Underlying Shares beneficially owned by a Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)                                      Upon receipt of a confirmation or statement from an Underlying Transfer Agent (copies of which the Custodian will maintain as may be required by Section 11 of this Agreement and will provide to the Portfolio upon its reasonable request from time to time) that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of the Portfolio.

2)                                      In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

3)                                      In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records.

The Custodian shall not be liable to a Fund for any loss or damage to the Fund or any Portfolio resulting from the maintenance of Underlying Shares with an Underlying Transfer Agent except to the extent the losses result from the bad faith, negligence, or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

SECTION 2.13                       OWNERSHIP CERTIFICATES FOR TAX PURPOSES.  The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Portfolio held by it and in connection with transfers of securities.

SECTION 2.14                       PROXIES.  The Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of a Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the applicable Fund or its duly authorized agent all proxies, all proxy soliciting materials and all notices relating to such securities.

SECTION 2.15                       COMMUNICATIONS RELATING TO PORTFOLIO SECURITIES.  Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the applicable Fund for each Portfolio all written information (including, without limitation, requests for proxies and proxy statements, notices regarding class action lawsuits and other potential claims, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Fund on behalf of the Portfolio and the maturity of futures contracts purchased or sold by the Fund on behalf of the Portfolio) received by the Custodian from issuers of the securities being held for the Portfolio. With respect to tender or exchange offers, the Custodian shall transmit promptly to the applicable Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer.  The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Portfolios at any time held by it unless (i) the Custodian is in actual possession of such domestic securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power.  The Custodian shall also transmit promptly to the applicable

Fund for each Portfolio all written information received by the Custodian regarding any class action or other litigation in connection with Portfolio securities or other assets issued in the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms.

SECTION 3.	PROVISIONS RELATING TO RULES 17F-5 AND 17F-7

SECTION 3.1.                          DEFINITIONS.  As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian  (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

SECTION 3.2.                     THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.

3.2.1                        DELEGATION TO THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. Each Fund, by resolution adopted by its Board, hereby delegates to the Custodian, pursuant to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

3.2.2                        COUNTRIES COVERED.  The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by any Fund with the agreement of the Foreign Custody Manager.  The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager.  The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by each Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by such Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation.  Execution of this Agreement by each Fund shall be deemed to be a Proper Instruction authorizing the Foreign Custody Manager to open an account, or to place or maintain Foreign Assets, with the Eligible Foreign Custodian identified in each country as listed on Schedule A, as required by each Portfolio from time to time.  Following the receipt and execution by the Foreign Custody Manager of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Funds.  Thirty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Funds, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Funds with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3                        SCOPE OF DELEGATED RESPONSIBILITIES:

(a)                                  SELECTION OF ELIGIBLE FOREIGN CUSTODIANS.  Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager for each applicable country listed on Schedule A, as amended from time to time.  In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(b)                                 CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS.  The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager satisfies the requirements of Rule 17f-5(c)(2).

(c)                                  MONITORING.  In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian.  In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer meeting the requirements of Rule 17f-5 or are otherwise no longer appropriate, the Foreign Custody Manager shall reasonably promptly notify the Board in accordance with Section 3.2.5 hereunder and terminate the arrangements upon receipt of Proper Instructions.

3.2.4                        GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY.  For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept, on behalf of a Fund, such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager of the Fund’s Portfolios.

3.2.5                        REPORTING REQUIREMENTS.  The Foreign Custody Manager shall report the withdrawal of Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of each calendar quarter in which an amendment to such Schedule has occurred.  The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 after the occurrence of the material change.

3.2.6                      STANDARD OF CARE AS FOREIGN CUSTODY MANAGER OF A PORTFOLIO.  In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise, or such other higher standard of care as may be required by law.

3.2.7                        REPRESENTATIONS WITH RESPECT TO RULE 17F-5.  The Foreign Custody Manager represents to each Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5.  Each Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Portfolios.

3.2.8                        EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.  Each Board’s delegation to the Custodian as Foreign Custody Manager of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice.  The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Portfolios with respect to designated countries.

SECTION 3.3                             ELIGIBLE SECURITIES DEPOSITORIES.

3.3.1                        ANALYSIS AND MONITORING.  The Custodian shall (a) provide each Fund (and its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (and its duly-authorized investment manager or investment adviser) of any material change in such risks, (including without limitation specifically in light of the requirements of Rule 17f-7) in accordance with section (a)(1)(i)(B) of Rule 17f-7.

3.3.2                        STANDARD OF CARE.  The Custodian agrees to exercise reasonable care, prudence and diligence, or such other higher standard of care as may be required by law, in performing the duties set forth in Section 3.3.1.

SECTION 4.	DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS TO BE HELD OUTSIDE THE UNITED STATES

SECTION 4.1                             DEFINITIONS.  As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian.

“Institutional Client” means a major commercial bank, corporation, insurance company, or substantially similar institution, which, as a substantial part of its business operations, purchases or sells securities and makes use of custodial services.

SECTION 4.2.                          HOLDING SECURITIES.  The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System.  The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

SECTION 4.3.                          FOREIGN SECURITIES SYSTEMS.  Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.

SECTION 4.4.                          TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

4.4.1.                     DELIVERY OF FOREIGN ASSETS.  The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(i)                                     Upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(ii)                                  In connection with any repurchase agreement related to foreign securities;

(iii)                               To the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(iv)                              To the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)                                 To the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)                              To brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case, the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such foreign securities prior to receiving payment for such foreign securities except as may arise from the Foreign Sub-Custodian’s own bad faith, negligence, or willful misconduct;

(vii)                           For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)                        In the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)                                For delivery as security in connection with any borrowing by a Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;

(x)                                   In connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(xi)                                Upon the sale or other delivery of such foreign securities (including, without limitation, to one or more Special Sub-Custodians or Repo Custodians) as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the foreign securities to be delivered and (B) the person or persons to whom delivery shall be made;

(xii)                             In connection with the lending of foreign securities; and

(xiii)                          For any other purpose, but only upon receipt of Proper Instructions specifying (A) the foreign securities to be delivered and (B) the person or persons to whom delivery of such securities shall be made.

4.4.2.                     PAYMENT OF PORTFOLIO MONIES.  Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio only in the following cases:

(i)                                     Upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)                                  In connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

(iii)                               For the payment of any expense or liability of the Portfolio, including but not limited to the following payments:  interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, auditing or accounting fees, and other operating expenses;

(iv)                              For the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(v)                                 In connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(vi)                              Upon the purchase of foreign investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the amount of such payment and (B) the person or persons to whom payment shall be made;

(vii)                           For payment of part or all of the dividends received in respect of securities sold short;

(viii)                        In connection with the borrowing or lending of foreign securities; and

(ix)                                For any other purpose, but only upon receipt of Proper Instructions specifying (A) the amount of such payment and (B) the person or persons to whom such payment is to be made.

4.4.3.                     MARKET CUSTOMS.  Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the standard industry custom and practice for such securities generally accepted by Institutional Clients in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to each Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule.  The Custodian may revise Schedule C from time to time, provided that no such revision shall result in a Board being provided with substantively less information than had been previously provided hereunder.

SECTION 4.5.                          REGISTRATION OF FOREIGN SECURITIES.  The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered by the Custodian or the Foreign Sub-Custodian in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the applicable Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 4.6                           BANK ACCOUNTS.  The Custodian shall identify on its books as belonging to the applicable Portfolio cash (including cash denominated in foreign currencies) deposited with the Custodian.  Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.  Where the Custodian is unable to maintain, or market practice does not permit the maintenance of, cash reasonably required in connection with a Portfolio’s foreign investments on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of the Portfolio with a Foreign Sub-Custodian.  All accounts referred to in this section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio.

SECTION 4.7.                          COLLECTION OF INCOME.  The Custodian shall collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio.  In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

SECTION 4.8                         SHAREHOLDER RIGHTS.  With respect to the foreign securities held pursuant to this Section 4, the Custodian shall facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued.  Each Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of such Fund to exercise shareholder rights.

SECTION 4.9.                          COMMUNICATIONS RELATING TO FOREIGN SECURITIES.  The Custodian shall transmit promptly to the applicable Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith).  With respect to tender or exchange offers, the Custodian shall transmit promptly to the applicable Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer.  The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power.  The Custodian shall also transmit promptly to the applicable Fund all written information received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios regarding any class action or other litigation in connection with Portfolio foreign securities or other assets issued outside the United States and then held, or previously held, during the term of this Agreement by the Custodian via a Foreign Sub-Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms.

SECTION 4.10.                    LIABILITY OF FOREIGN SUB-CUSTODIANS.  Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations.  At a Fund’s election, its Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.

SECTION 4.11                       TAX LAW.  The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on any Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof.  It shall be the responsibility of each Fund to notify the Custodian of the obligations imposed on such Fund with respect to the Portfolios or the Custodian as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.  The sole responsibility of the Custodian with regard to such tax law shall be to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which such Fund has provided such information.

SECTION 4.12.                    LIABILITY OF CUSTODIAN.  The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement, and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Foreign Sub-Custodian has otherwise acted with reasonable care.

SECTION 5.	SPECIAL SUB-CUSTODIANS

Upon receipt of Special Instructions (as such term is defined in Section 7 hereof), the Custodian shall, on behalf of one or more Portfolios, appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for the purposes of effecting such transaction(s) as may be designated by a Fund in Special Instructions.  Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule D hereto, as it may be amended from time to time by a Fund, with the acknowledgment of the Custodian.  In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, the Custodian shall enter into a sub-custodian agreement with the Fund and the Special Sub-Custodian in form and substance approved by such Fund, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Agreement.

SECTION 6.	PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES

The Custodian shall receive from the distributor of the Shares or from the Transfer Agent and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the applicable Fund.  The Custodian will provide timely notification to such Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.

From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares.  In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders.  In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by a Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between such Fund and the Custodian.

SECTION 7.	PROPER INSTRUCTIONS AND SPECIAL INSTRUCTIONS

“Proper Instructions,” which may be standing instructions, shall mean instructions received by the Custodian from a Fund or a person or entity duly authorized by the Fund.  Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the person(s) or entity giving such instruction, provided that such person(s) or entity has followed any security procedures agreed to from time to time by the applicable Fund and the Custodian including, but not limited to, the security procedures selected by the Fund via the form of Funds Transfer Addendum hereto.  Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved; the applicable Fund shall cause all oral instructions to be confirmed in writing.  For purposes of this section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated asset account in accordance with Section 2.11 hereof.

“Special Instructions,” as such term is used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Treasurer or any Assistant Treasurer of the applicable Fund or any other person designated in writing by the Treasurer of such Fund, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Fund and the Custodian agree in writing.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, each Fund shall deliver to the Custodian, duly certified by such Fund’s Treasurer or Assistant Treasurer, a certificate setting forth:  (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund and (ii) the names, titles and signatures of those persons authorized to give Special Instructions.  Such certificate may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of notice to the contrary.

SECTION 8.	EVIDENCE OF AUTHORITY

The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the applicable Fund.  The Custodian may receive and accept a copy of a resolution certified by the Secretary or an Assistant Secretary of any Fund as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the applicable Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

SECTION 9.	ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY

The Custodian may in its discretion, without express authority from the applicable Fund on behalf of each applicable Portfolio:

1)                                      Make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

2)                                      Surrender securities in temporary form for securities in definitive form;

3)                                      Endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

4)                                      In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the applicable Board.

SECTION 10.	DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME

The Custodian shall keep the books of account of each Portfolio and compute the net asset value per Share of the outstanding Shares.  The responsibilities of the Custodian set forth in the preceding sentence shall include, without limitation, the fund accounting and recordkeeping services on behalf of each Portfolio set forth in Schedule E hereto, as more particularly specified from time to time in written instructions from the Fund to the Custodian.

Each Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a Fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this

Section 10 and in Section 11 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent and to the Fund.  Each Fund acknowledges that, in keeping the books of account of the Portfolio and/or making the calculations described herein with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7) hereof, the Custodian is entitled to reasonably rely in good faith upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.

SECTION 11.	RECORDS

The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Fund under the 1940 Act, with particular attention to section 31 thereof and Rules 31a-1 and 31a-2 thereunder.  All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of such Fund and employees and agents of the SEC.  Upon the reasonable request of a Fund, on behalf of a Portfolio, or its duly authorized investment adviser or investment manager, copies of any books and records shall be provided by the Custodian to the Fund or its duly authorized investment adviser.  The Custodian shall, at a Fund’s request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.  Each Fund acknowledges that, in creating and maintaining the records as set forth herein with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7) hereof, the Custodian is entitled to reasonably rely in good faith upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.  In addition to the foregoing, during the term of this Agreement, the Custodian shall assist the Funds by facilitating the storage and retrieval of historical records delivered to the Custodian by any prior custodian of the Funds and consult with the Funds in any event of the Custodian’s inability to do so; provided, that the parties hereby agree that the Custodian shall have no responsibility for the condition, accuracy, integrity, searchability, reconciliation or contents of such historical records.

SECTION 12.	BUSINESS CONTINUITY/DISASTER RECOVERY

The Custodian shall maintain at all times, at no additional expense to the Funds, a  complete business continuity, disaster recovery, business resumption and crisis management plan (“Business Continuity/Disaster Recovery Plan”) reasonably designed to safeguard from loss or damage attributable to terrorism or related threats to security, fire, flood, theft or any other cause the cash, security, other assets, records and other data of the Funds and the Portfolios and the Custodian’s records, data, equipment, facilities and other property used in the performance of its obligations under the Agreement.  Upon reasonable request, the Custodian shall discuss with senior management of the Funds the Business Continuity/Disaster Recovery Plan and/or provide a high-level presentation summarizing the Business Continuity/Disaster Recovery Plan.  In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond the Custodian’s control, the Custodian shall take reasonable steps to minimize service interruptions. In no event shall the Custodian incur liability hereunder if the Custodian or any sub-custodian, Securities System or Eligible Securities Depository, or any sub-custodian, securities depository or securities system utilized by any such sub-custodian, or any nominee of the Custodian or any sub-custodian (individually, a “Person”) is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of: (i) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or of any foreign country, or political subdivision thereof or of any court of competent jurisdiction; or (ii) any act of God or war or other similar circumstance beyond the control of the Custodian, unless, in each case, such delay or nonperformance is caused by (A)  the negligence, misfeasance, or misconduct of the applicable Person, or (B) a malfunction or failure of equipment operated or utilized by the applicable Person other than a malfunction or failure beyond such Person’s control and which could not reasonably be anticipated and/or prevented by such Person.

SECTION 13.	OPINION OF FUND’S INDEPENDENT ACCOUNTANT

The Custodian shall take all reasonable action, as a Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s  Form N-1A or Form N-2, as applicable, and Form N-SAR or other reports to the SEC and with respect to any other requirements thereof.

SECTION 14.	REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS

The Custodian shall provide each Fund, on behalf of each of its Portfolios at such times as such Fund may reasonably require, with reports by independent public accountants relating to the services provided by the Custodian under this Agreement, including, without limitation, the Custodian’s accounting system, internal accounting control and procedures for safeguarding securities, cash, other assets, and futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”); such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

SECTION 15.	COMPENSATION OF CUSTODIAN

The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed to in writing from time to time between each Fund on behalf of each applicable Portfolio and the Custodian.

SECTION 16.	RESPONSIBILITY OF CUSTODIAN

So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, and shall be kept indemnified by and shall be without liability to any Fund for any action taken or omitted by it in good faith without negligence or willful misconduct, including, without limitation, acting in accordance with any Proper Instruction.  The Custodian shall be entitled to rely on and may act upon advice of external counsel (who may be counsel for a Fund) reasonably selected by the Custodian  with respect to the legality of any matter, and shall be without liability for any action reasonably taken or reasonably omitted pursuant to such advice.  Except to the extent arising from the Custodian’s own bad faith, negligence or willful misconduct, the Custodian shall be without liability to any Fund or Portfolio for any loss, liability, claim or expense to the extent resulting from anything which is part of Country Risk.

Except as may arise from the Custodian’s own bad faith, negligence or willful misconduct, the Custodian shall be without liability to any Fund for any loss, liability, claim or expense to the extent resulting from or caused by (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by any Fund or its duly authorized investment manager or investment adviser in its instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, any Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.  In the event of any loss, liability, claim, or expense under (iii) or (iv) above, the relevant Fund may request that the Custodian enforce its rights, at such Fund’s expense, against the Securities System or the Special Sub-Custodian, as the case may be, in which the case the Custodian shall take such steps at it deems reasonable to enforce such rights.

The Custodian shall have no more or less responsibility or liability to any Fund on account of any actions or omissions of any sub-custodian (including Foreign Sub-Custodians) employed as contemplated by Section 1 or Section 5 than any such sub-custodian has to the Custodian.  For the avoidance of doubt, an agent appointed pursuant to Section 2.9, unless employed as contemplated by Section 1, shall not, for purposes of the foregoing sentence, be deemed a sub-custodian.

If a Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, such Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

If a Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own bad faith, negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain reimbursement.

In no event shall any party hereto be liable for indirect, special or consequential damages.

SECTION 17.	[RESERVED]

SECTION 18.	EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; provided, however, that no Fund shall amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of such Fund’s Governing Documents, and further provided, that any Fund on behalf of one or more of the Portfolios may at any time by action of its Board (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

Upon termination of the Agreement, the applicable Fund on behalf of each applicable Portfolio shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its reasonable costs, expenses and disbursements.

SECTION 19.	SUCCESSOR CUSTODIAN

If a successor custodian for one or more Portfolios shall be appointed by the applicable Board, the Custodian shall, upon notice of such appointment and receipt of Proper Instructions, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, as may be applicable, all securities, funds and other properties of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent.

If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance therewith.

In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of each applicable Portfolio, and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent.  Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of any Fund to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

SECTION 20.	SUB-CERTIFICATIONS AND REPORTS

The Custodian shall provide to the Funds: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) if the Funds are participating in the Custodian’s Compliance38 program, periodic reports and reasonable documentation for delivery to the Funds’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act.

SECTION 21.	GENERAL

SECTION 21.1        MASSACHUSETTS LAW TO APPLY.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 21.2        PRIOR AGREEMENTS.  This Agreement supersedes and terminates, as of the date hereof, all prior Agreements between each Fund on behalf of each of the Portfolios and the Custodian relating to the custody of such Fund’s assets.

SECTION 21.3        ASSIGNMENT.  This Agreement may not be assigned by (a) any Fund without the written consent of the Custodian or (b) by the Custodian without the written consent of each applicable Fund.

SECTION 21.4        INTERPRETIVE AND ADDITIONAL PROVISIONS.  In connection with the operation of this Agreement, the Custodian and each Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 21.5        ADDITIONAL FUNDS.  In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 21.7 below.

SECTION 21.6        ADDITIONAL PORTFOLIOS.  In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 21.7       THE PARTIES.  All references herein to a “Portfolio” are to the individual series or portfolio of a Fund, as if this Agreement were between such individual Fund, on behalf of such individual Portfolio, and the Custodian.  Any reference in this Agreement to “the parties” shall mean the Custodian and such other individual Fund as to which the matter pertains.  Each party to this Agreement hereby represents and warrants to the other parties to this Agreement that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement is the valid and binding obligation of the party enforceable against such party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

A copy of the Declaration of Trust of each Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Funds as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of the Portfolio individually but are binding only upon the assets and property of the applicable Portfolio.

SECTION 21.8       REMOTE ACCESS SERVICES ADDENDUM.  The Custodian and each Fund agree to be bound by the terms of the Remote Access Services Addendum hereto.

SECTION 21.9        NOTICES.  Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	c/o RS INVESTMENTS
388 Market Street, Suite 1700
San Francisco, CA 94111
Attention: James Klescewski, Chief Financial Officer
Telephone: 415-591-2813
Telecopy: 415-591-2858

With a copy to:

c/o RS Investments
388 Market Street, Suite 1700
San Francisco, CA 94111
Attention: Benjamin Douglas, General Counsel
Telephone: 415-591-2729
Telecopy: 415-591-2869

To the Custodian:	STATE STREET BANK AND TRUST COMPANY
150 Newport Avenue
North Quincy, Massachusetts 02171
Attention: Michael E. Prendergast, Vice President
Telephone: 617-985-8928
Telecopy: 617-537-5694

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof.  Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 21.10      COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

SECTION 21.11      SEVERABILITY; WAIVER.  If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.  The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 21.12.     CONFIDENTIALITY.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  During the term of this Agreement, the Custodian agrees that it will maintain and enforce policies reasonably designed to prohibit the Custodian and its employees from engaging in securities transactions based on knowledge of the portfolio holdings of any Portfolio.  In addition, the Custodian is familiar with Regulation S-P and agrees not to disclose or use non-public personal information about Fund or Portfolio shareholders except in accordance with Regulation S-P and the Funds’ applicable privacy policies.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a violation of this Agreement, or that is required to be disclosed by any bank examiner of the Custodian or any sub-custodian, any auditor or regulator of any of the parties hereto, by judicial, administrative, or other similar process or otherwise by applicable law or regulation.  In addition, notwithstanding the foregoing, the Custodian may aggregate Fund data with similar data of other customers of the Custodian (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

SECTION 21.13     REPRODUCTION OF DOCUMENTS.  This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 21.14     SHAREHOLDER COMMUNICATIONS ELECTION.  SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information.  In order to comply with the rule, the Custodian needs each Fund to indicate whether it authorizes the Custodian to provide such Fund’s name, address, and share position to requesting companies whose securities the Fund owns.  If a Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies.  If a Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund.  For a Fund’s protection, the Rule prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications.  Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES ☐	The Custodian is authorized to release the Fund’s name, address, and share positions.

NO ☒	The Custodian is not authorized to release the Fund’s name, address, and share positions.

[Remainder of page intentionally left blank]

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

FUND SIGNATURE ATTESTED TO BY:	EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO (separately, and not jointly or jointly and severally)

By:	/s/ James E. Klescewski	By:	/s/ Terry R. Otton

Name: James E. Klescewski		Name: Terry R. Otton

Title: Treasurer		Title: President

SIGNATURE ATTESTED TO BY:			STATE STREET BANK AND TRUST COMPANY

By:	/s/ Stephanie L. Poster		By:	/s/ Joseph L. Hooley
	Stephanie L. Poster			Joseph L. Hooley
	Vice President and Senior Managing Counsel			Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

RS Investment Trust, a Massachusetts business trust

RS Select Growth Fund (formerly known as RS Diversified Growth Fund)

RS Growth Fund

RS Internet Age Fund®

RS Smaller Company Growth Fund

RS Investors Fund

RS Value Fund

RS Emerging Growth Fund

The Information Age Fund®

RS MidCap Opportunities Fund

RS Global Natural Resources Fund

RS Partners Fund

RS Core Equity Fund

RS Large Cap Value Fund

RS Small Cap Core Equity Fund

RS Asset Allocation Fund

RS S&P 500 Index Fund

RS International Growth Fund

RS Emerging Markets Fund

RS Investment Quality Bond Fund

RS Low Duration Bond Fund

RS High Yield Bond Fund

RS Tax-Exempt Fund

RS Money Market Fund (formerly known as RS Cash Management Fund)

RS Variable Products Trust, a Massachusetts business trust

RS Core Equity VIP Series

RS Large Cap Value VIP Series

RS Small Cap Core Equity VIP Series

RS Asset Allocation VIP Series

RS S&P 500 Index VIP Series

RS International Growth VIP Series

RS Emerging Markets VIP Series

RS Investment Quality Bond VIP Series

RS Low Duration Bond VIP Series

RS High Yield Bond VIP Series

RS Money Market VIP Series (formerly known as RS Cash Management VIP Series)

RS Partners VIP Series

RS Value VIP Series

The Information Age VIP Series

RS MidCap Opportunities VIP Series

RS Global Natural Resources VIP Series

SCHEDULE D

TO

MASTER CUSTODIAN AGREEMENT

SPECIAL SUB-CUSTODIANS

None

SCHEDULE E

TO

MASTER CUSTODIAN AGREEMENT

Fund Accounting and Recordkeeping Services

1)	Journalize investment, corporate actions, capital share and income and expense activities;

2)	Maintain individual ledgers for investment securities as required by Rule 31a-1(b)(2)(i) and Rule 31a-1(b)(2)(ii);

3)	Maintain historical tax lots for each security;

4)

Keep records of each Portfolio’s securities transactions, including journals containing an itemized daily record in detail of all purchases and sales of securities and other instruments, all settlements of securities and other instruments, all receipts and disbursements of cash and all other debits and credits, as required by Rule 31a-1(b)(1).

5)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”);

6)	Reconcile cash and investment balances of a Portfolio with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

7)	Update the cash availability throughout the day as requested by the Adviser;

8)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

9)	Control all disbursements and authorize such disbursements upon Proper Instructions;

10)	Calculate capital gains and losses;

11)	Calculate daily the net income of a Portfolio as described in the Prospectus and advise the Fund and the Transfer Agent daily of the total amounts of such net income;

12)

Obtain security market quotes from independent pricing sources approved by the Adviser, or if such quotes are runavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments at such times and in the manner specified in the Prospectus and in accordance with such Portfolio’s pricing guidelines;

13)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

14)

Compute net asset value and distribution rate of each Portfolio and net asset value per share of each Portfolio as described in the Prospectus (and, with respect to money market funds, in accordance with Rule 2a-7) and distribute the net asset values to parties designated by a Fund, on behalf of a Portfolio, and to NASDAQ, if applicable;

15)

Prepare monthly financial statements, which will include the following items: Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Cash Statement, and Schedule of Capital Gains and Losses;

16)	Prepare monthly security transaction listings and quarterly broker security transactions summaries;

17)

Compute (daily, weekly or monthly, as appropriate), as instructed, each Portfolio’s net income, realized capital gains and losses, dividend payables, 1- and 7-day money market yields (simple and compounded upon mutually agreed terms; with and without waivers), rolling 30-day yields; 30-day SEC standardized yields (with and without waivers), and, if instructed, average dollar-weighted maturity (money markets);

18)	Reconcile daily activity to the trial balance;

19)

Record and reconcile capital stock activity from the Portfolios’ transfer agent and notify the Adviser when any “as-of” trades are “material” (as defined/instructed by a Fund via the Adviser) to a Portfolio’s daily activity;

20)	Provide the Adviser with each Portfolio’s settled shares for daily distribution funds;

21)	Calculate various expenses of each Portfolio as described in the Prospectus or according to instructions received from the Adviser;

22)

To the extent such information is received from a Portfolio or the Adviser, record as an asset or liability of the Portfolio on the Portfolio’s accounting records any derivatives contracts entered into by the Portfolio, such as swap contracts, futures, and options on futures;

23)

Provide fund accounting information, reports and documents (and any sub-certifications as may be appropriate) for annual audit by a Fund’s independent certified public accountants and for examinations performed by the SEC and other regulatory bodies;

24)	Provide valuation-related services, including without limitation, back-testing and stale price reporting, as shall be reasonably requested by the Adviser from time to time;

25)	Make available to the Adviser from time to time such information or data about any authorized pricing sources as may be agreed upon by the Adviser and the Custodian;

26)	Provide the necessary system and personnel support for fund mergers, in-kind purchases and redemptions, and other transactions when these types of transactions are approved and executed;

27)	Record changes in securities holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting securities held by the Portfolios;

28)	Provide such periodic reports and statements to the Adviser as shall be mutually agreed upon by the Adviser and the Custodian from time to time; and

29)	Any other services as a Fund and the Custodian may agree upon from time to time.